Exhibit 99.1
WCA WASTE CORPORATION ANNOUNCES PRICING OF $175 MILLION SENIOR NOTES DUE 2019
     HOUSTON (May 26, 2011) —WCA Waste Corporation (NASDAQ: WCAA) announced today the pricing of its offering of $175 million aggregate principal amount of its senior notes due 2019 to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933 and to persons in offshore transactions in reliance on Regulation S under the Securities Act. The notes will bear interest at a rate of 7.5% per year. The sale of the notes to the initial purchasers is expected to settle on June 7, 2011. WCA expects to use the net proceeds from the offering to repay existing debt.
     This announcement is neither an offer to sell nor a solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such an offer, solicitation or sale is unlawful.
     The securities will not be registered under the Securities Act or any state securities laws, and unless so registered may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.
Safe Harbor for Forward-Looking Statements
     This press release may contain statements that are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. From time to time, our public filings, press releases and other communications (such as conference calls and presentations) will contain forward-looking statements. These forward-looking statements can generally be identified as such because the context of the statement will include words such as “may,” “will,” “should,” “outlook,” “project,” “intend,” “seek,” “plan,” “believe,” “anticipate,” “expect,” “estimate,” “potential,” “continue,” or “opportunity,” the negatives of these words, or similar words or expressions. Similarly, statements that describe our future plans, objectives or goals are also forward-looking statements. Such statements include, but are not limited to, plans, objectives, expectations and intentions and other statements that are not historical facts.
     All such statements are based upon the current beliefs and expectations of WCA’s management and are subject to significant risks and uncertainties. Some of those risks and uncertainties have been more fully described in “Risk Factors and Cautionary Statement about Forward-Looking Statements” in WCA’s Quarterly Report on Form 10-Q with respect to the quarterly period ending on March 31, 2011. Please consider these risks and uncertainties carefully in evaluating the forward-looking statements and do not place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and WCA undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

CONTACT:	WCA Waste Corporation Tommy Fatjo (713) 292-2400